Exhibit 10.8(c)
UPS LONG-TERM INCENTIVE PERFORMANCE PROGRAM
Amended and Restated Terms and Conditions

Approved November 8, 2018

1.	Establishment, Objectives and Duration.

1.1
Establishment of the Program and Effective Date. The Compensation Committee of the Board of Directors of United Parcel Service, Inc. (“Committee”) hereby amends and restates this Long-Term Incentive Performance Program (“LTIP”) adopted effective as of January 1, 2006, to provide for Awards in the form of Restricted Performance Units (“Units”) pursuant to the United Parcel Service, Inc. 2018 Omnibus Incentive Compensation Plan, as amended from time to time (“ICP”). This document sets forth the rules under which LTIP Awards shall be made and administered. Unless otherwise defined in this document, capitalized terms shall have the meanings set forth in the ICP.

These amended and restated LTIP Terms and Conditions shall be effective for any LTIP awards made on or after January 1, 2019 (“LTIP Effective Date”).

1.2
Objectives of the LTIP. The objectives of LTIP are to align incentive pay with long-term performance. The LTIP also aligns the interests of UPS employees and shareowners by strengthening the link between key business objectives and incentive compensation.

1.3
Duration of the Program. The LTIP shall commence on the LTIP Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the LTIP at any time pursuant to Section 7.6 hereof.

2.	Administration.

2.1	Authority of the Committee. The LTIP will be administered by the Committee, which shall have the same power and authority to administer the LTIP as it does to administer the ICP.

2.2	Decisions Binding. All decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, its stockholders, any employee, and their estates and beneficiaries.

3.	Eligibility for Awards. You are eligible to receive an Award if you are an Employee who is classified at the region staff manager level or another level having equivalent or greater responsibilities and satisfy such other eligibility criteria as may be developed from time to time by the UPS Salary Committee. Your target Award is based on (1) the product of (A) your Target LTIP Award Percentage on Exhibit A and (B) your monthly salary as of the grant date multiplied by 12, divided by (2) the Fair Market Value of a Share on the grant date, rounded up to the nearest whole number of Units.

4.
Acceptance. You must expressly accept the terms and conditions of your Award. To accept, log on to Merrill Lynch Benefits Online at www.benefits.ml.com, select Equity Plan > Grant Information > Pending Acceptance. If you do not accept your Units in the manner instructed by the Company, your Units may be subject to cancellation. If you do not wish to receive this Award, then you understand that you must reject the Units by contacting Investor Services (investorsvcs@ups.com or (404) 828-8807) no later than 90 days following the date of grant specified below (the “Date of Grant”), in which case the Units will be cancelled.

5.
Performance Metrics. The final number of Units earned is based upon the Company’s (a) consolidated revenue growth, (b) operating return on invested capital and (c) total shareholder return relative to a group of its peer companies.

Performance and payout are determined independently for each metric. The final overall Award is the sum of the following three elements, as described below:

Revenue Growth Payout % x 1/3	+	Return on Invested Capital Payout % x 1/3	+	Relative TSR Payout % x 1/3	=	Final Award Payout %

5.1
Growth in Consolidated Revenue. Growth in consolidated revenue measures the Company’s long-term success in growing our business as compared with the targets adopted at the beginning of the Performance Period. On the Grant Date, the Committee will approve an average consolidated projected revenue growth target for the Performance Period, which will be derived from the Company’s plans (the target is the projected average annual revenue growth percentage of the three years of the Performance Period). Following the completion of the Performance Period, the Committee will certify the actual revenue growth and the performance result compared to the target (each year’s growth percentage will be compared to the target and assigned a payout percentage; the average of the three payout percentages will be the final performance result). At the end of the Performance Period, the Committee will certify the final revenue payout percentage for the grant.

5.2
Operating Return on Invested Capital. Consolidated operating return on invested capital (“ROIC”) measures the Company’s ability to generate the highest long-term returns on its capital allocation decisions. On the Grant Date, the Committee will approve a ROIC target for the Performance Period, which will be derived from the Company’s plans (the target is the average of each of the three years projected operating ROIC). Following the completion of the Performance Period, the Committee will certify the actual operating ROIC and the comparison of actual operating ROIC with the target.

5.3
Relative Total Shareholder Return. Relative Total Shareowner Return (“RTSR”) represents the total return on the Company’s common stock to an investor (stock price appreciation plus dividends), as compared with a group of other companies. Companies must be publicly traded at both the beginning and end of the Performance Period to be included in the peer group. Following the completion of the Performance Period, the Committee will certify the actual RTSR for the Performance Period and the actual RTSR as compared to the target.

For this purpose, TSR is determined as follows:

TSR =	Ending Average – Beginning Average
Beginning Average
Beginning Average: average NYSE closing price of the Stock over the 20 trading days immediately prior to the Grant Date for awards made during the first Performance Period, and the average NYSE closing price of the Stock over the 20 trading days immediately prior to the beginning of the Performance Period thereafter.
Ending Average: average NYSE closing price of the Stock over the last 20 trading days of the Performance Period, accounting for compounding Dividends Paid.
Dividends Paid: total of all dividends paid on one share of Stock during the Performance Period, provided that the record date occurs after the Grant Date and during the Performance Period, and provided further that dividends shall be treated as though they are reinvested on day of payment based on closing price of the Stock on that day.
The Company’s percentile rank in TSR against its peer companies is translated into a percentage (of target) payout for 1/3 of the Award. Notwithstanding the Company’s percentile rank in TSR against its peer companies, in the event that the Company’s TSR is negative, you will receive no more than the target award for the TSR portion of the Award.

5.4
Adjustments. In determining attainment of performance goals, the Committee will have discretion to exclude the effect of unusual or infrequently occurring items, charges for restructurings (employee severance liabilities, asset impairment costs, and exit costs), discontinued operations, extraordinary items and the cumulative effect of changes in accounting treatment, and may determine to exclude the effect of other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statement or discussion and analysis of management.

6.	Payment of Award.

6.1
Vesting Terms. You may not sell, gift, or otherwise transfer or dispose of any of the Units. If you remain an active employee through the last business day of the Performance Period, the number of Units that have vested as of the end of the Performance Period, if any, will be based on the achievement of the Performance Metrics. Except as set forth below, if you terminate employment after the Date of Grant but prior to the last business day of the Performance Period, unvested Units will be forfeited.

6.2
Terms of Award. Units will be forfeited as of the date on which you terminate employment except as approved by the Committee or as follows. Shares attributable to vested Units shall be transferred to you (or your estate in the event of death) at the following time:

(a)	If you are employed on the last business day of the Performance Period, during the next calendar quarter;

(b)
If you are an active employee for six continuous months from the beginning of the Performance Period and your employment terminates prior to the last business day of the Performance Period as a result of death, your estate will receive a prorated number of units (calculated at target based on the number of months worked during the Performance Period) no later than 90 days after the date of your death; and

(c)
If you are an active employee for six continuous months from the beginning of the Performance Period and your employment terminates prior to the last business day of the Performance Period as a result of disability or retirement, Shares attributable to a prorated number of your vested Units (based on actual results and the number of months worked during the Performance Period) will be transferred to you during the calendar quarter following the end of the Performance Period as if you had continued to be employed by the Company through the last business day of the Performance Period.

(d)
If you are an active employee for six continuous months from the beginning of the Performance Period and, prior to the end of the Performance Period you were demoted to a position that would have been ineligible to receive an LTIP award, Shares attributable to a prorated number of your vested Units (based on actual results and the number of months worked during the Performance Period) will be transferred to you during the calendar quarter following the end of the Performance Period.

6.3
Proration in the Event of Death, Disability, Retirement and Demotion. A prorated number of Units will be paid in the event of death, disability and Retirement if you remain employed for six continuous months from the beginning of the Performance Period. If, prior to the end of the Performance Period, you are demoted to a position that would have been ineligible to receive an LTIP award, a prorated number of Units will be paid if you were eligible for an award for six continuous months from the beginning of the Performance Period.

Retirement is defined as (a) the attainment of age 55 with a minimum of 10 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, (b) the attainment of age 60 with a minimum of 5 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, or (c) “retirement” as determined by the Committee in its sole discretion.

6.4
Repayment. If an Award has been paid to an Executive Participant or to his or her spouse or beneficiary, and the Committee later determines that financial results used to determine the amount of that Award are materially restated and that the Executive Participant engaged in fraud or intentional misconduct, the Company will seek repayment or recovery of the Award, as appropriate, notwithstanding any contrary provision of the ICP. In addition, any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Stock is traded, as may be in effect from time to time.

6.5	Withholding. Awards shall be reduced for applicable taxes or you will be required to remit taxes to the Company in accordance with the terms of the ICP.

6.6
Dividend Equivalents. Dividends payable on the total number of shares represented by your Units (including whole and fractional Units) will be allocated to your account in the form of dividend equivalent units (“DEUs”) (whole and fractional). DEUs will be allocated to your account each time dividends are paid by (i) multiplying the cash (or stock) dividend paid per share of the Company’s class A common stock by the number of outstanding Units (and previously credited DEUs) prior to adjustment for the dividend, and (ii) dividing the product by the New York Stock Exchange closing price of the Company’s class B common stock on the day the dividend is declared, provided that the record date occurs after the Grant Date. DEUs will be subject to the same vesting conditions as the underlying Award.

7.	Miscellaneous.

7.1	Awards Subject to the Terms of the ICP. LTIP Awards are subject to the terms of the ICP.

7.2
Section 409A. Each Award is intended either to be exempt from Section 409A or to comply with Section 409A. To the extent that benefits provided under an Award constitute deferred compensation for purposes of Section 409A and to the extent that deferred compensation is payable upon a “separation from service” as defined in Section 409A, no amount of deferred compensation shall be paid or transferred to you as a result of your separation from service until the date which is the earlier of (i) the first day of the seventh month after your separation from service or (ii) the date of your death (the “Delay Period”). All amounts subject to the Delay Period shall be transferred to you promptly after the Delay Period.

7.3
Severability. The provisions of this LTIP are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

7.4
Waiver. You acknowledge that a waiver by the Company of breach of any provision of this LTIP shall not operate or be construed as a waiver of any other provision of this LTIP, or of any subsequent breach by you or any other participant.

7.5
Imposition of Other Requirements. The Committee reserves the right to impose other requirements on your participation in the LTIP, on the Units and on any shares of Stock acquired under the ICP, to the extent the Committee determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

7.6
Amendment and Termination. The Committee may amend, alter, suspend or terminate the LTIP and any Award at any time subject to the terms of the ICP. Any such amendment shall be in writing signed by a majority of the members of the Committee. The UPS Salary Committee may make administrative amendments to the LTIP from time to time; provided, however, that any such amendment shall be reviewed with the Committee and kept with the records of the LTIP.

Exhibit A

Long-Term Incentive Performance Program

CLASSIFICATION As of LTIP Grant Date of the Plan Year for which the award is made.	TARGET LTIP AWARD PERCENTAGE
Chief Executive Officer	700%
Chief Operating Officer	575%
Chief Financial Officer	450%
Chief Transformation Officer	450%
Management Committee Members	350%
Region Managers	200%
District Managers	100%
Region Staff Managers	50%